Exhibit 99.1

Contact:  Nadine Padilla

VP, Corporate & Investor Relations

858-805-2820

npadilla@biosite.com

December 19, 2005

BIOSITE INCORPORATED AND ROCHE DIAGNOSTICS

REQUEST STAY OF LITIGATION

SAN DIEGO– Biosite Incorporated (Nasdaq:BSTE) today announced that it is in discussions with Roche Diagnostics Corporation regarding a potential settlement of pending litigation. Biosite and Roche Diagnostics filed joint requests to stay the litigation in the United States District Courts in the Southern District of California and the Southern District of Indiana for a period of 120 days.

In the case pending in Indiana, Roche Diagnostics is alleging that Biosite is infringing two patents, U.S. Patent 5,366,609 and U.S. Patent 4,816,224, owned by Roche. In the case pending in California, Biosite is alleging that Roche Diagnostics is infringing three patents, U.S. Patent 6,174,686, U.S. Patent 5,795,725 and U.S. Patent 6,939,678, owned by Biosite.

About Biosite Incorporated

Biosite Incorporated is a leading bio-medical company commercializing proteomics discoveries for the advancement of medical diagnosis. The Company’s products contribute to improvements in medical care by aiding physicians in the diagnosis of critical diseases and health conditions. Biosite’s Triage® rapid diagnostics are used in approximately 50 percent of U.S. hospitals and in more than 50 international markets. Information on Biosite can be found at www.biosite.com.

Except for the historical information presented herein, matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including but not limited to statements that are preceded by, followed by, or that include the words “will”; “believes”; “should”; “intend”;  “anticipates”; “plans”; “expects”; “estimates”; or similar statements are forward-looking statements. Forward- looking statements in this release include those regarding a potential settlement of the pending litigation between Biosite and Roche and regarding a stay of the litigation in the relevant courts. The discussions between Biosite and Roche may not lead to a settlement of either pending case; any such settlement, if reached, may not be on favorable terms; and the courts may not grant the companies’ requests for a stay of the litigation. In the event that the parties are unable to reach a mutually satisfactory settlement or if either court refuses to grant the requested stay, either party may decide to continue to prosecute its case. Other risks that should be considered include those detailed in Biosite’s and Roche’s respective most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other SEC filings.

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